EXHIBIT 99.2

FOR IMMEDIATE RELEASE
JUNE 4TH,  2007

           CHINA DIRECT RECEIVES $575,000 LOAN FROM SENIOR MANAGEMENT

COOPER CITY, FL: China Direct Trading Corp. (OTCC.OB: CHDT.OB) (CHDT) announced today that it has received a loan for $575,000.00 from its Chairman, Howard Ullman. The loan is to be used solely to fund the management buildup for the companies newly announced product initiatives. CHDT intends to aggressively build upon its current product lines with the addition of it's newly acquired STP exclusive license for automotive and hardware products as well as other product launches currently in development for 2008.

Terms of the loan are for two years, which repayment shall be made in calendar quarterly interest and principal payments. The interest rate is 10.455% per annum. Upon the lenders approval, the company may convert all or a portion of any unpaid principal or interest into "restricted" shares (as defined in Rule 144 of the Securities Act of 1933, as amended) of common stock at a price of
0.02 per share. Any shares of Stock issued in a conversion have piggyback registration rights.

CHDT's Strategic Plan: CHDT has been engaged for the past few months in an ongoing process of building the Company's corporate infrastructure to better manage the company's current and future subsidiaries. In 2007 the company has begun adding additional consumer product lines which all require experienced personnel to product develop, market, and ship. Management recognized the need to build out infrastructure before taking on additional lines of product or looking at acquisition targets.

"I have a great deal of confidence in the potential of CHDT in FY 2007 and beyond as evidenced by my personal financing of our management buildup. We are assembling an experienced team of consumer product specialist that can be plugged into our system seamlessly as most of our team has worked with our CEO over the past 20 years. These past relationships alleviate the normal learning curves experienced during an infrastructure expansion", said Howard Ullman, Chairman of CHDT.

About China Direct: China Direct (http://www.chdt.us) is a holding company engaged through its operating subsidiaries in the following business lines:
Capstone Industries, Inc. (www.capstoneindustries.com) is engaged in product development, manufacturing, distribution, logistics and product placement to importers, theme parks, and mass retail of souvenirs, gifts, and consumer products. Overseas Building Supply (OBS) is engaged in distribution of building materials including but not limited to roof tiles, interior doors, and insulation materials.




FORWARD LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a "penny stock" company, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings, which statements CHDT incorporates by reference herein.

Contact:
     China Direct
     Rich Schineller
     (646) 257-3969
     rich@CHDT.us



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